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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. ONE)*


                             Applied Imaging Corp.
--------------------------------------------------------------------------------
                               (NAME OF ISSUER)


                   Common Stock, $0.001 par value per share
--------------------------------------------------------------------------------
                        (TITLE OF CLASS OF SECURITIES)


                                  03820G 10 6
--------------------------------------------------------------------------------
                                (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)

                               Page 1 of 5 Pages

-----------------------                                      -------------------
 CUSIP NO. 03820G 10 6                13G                     PAGE 2 OF 5 PAGES
-----------------------                                      -------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thompson Clive Ventures L.P.
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2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   [_]
                                                                       (b)   [_]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Jersey, Channel Islands, United Kingdom
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

   NUMBER OF                    0
    SHARES      ----------------------------------------------------------------
 BENEFICIALLY           6       SHARED VOTING POWER
   OWNED BY
     EACH                       0
  REPORTING     ----------------------------------------------------------------
 PERSON WITH            7       SOLE DISPOSITIVE POWER

                                0
                ----------------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*

        Excludes an aggregate of 209,348 shares of Common Stock held by a related entity
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%, 2.7% if disclaimed shares described in Item 10 are included (based on 7,667,956 shares of Common Stock outstanding as of December 31, 1997)
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------

CUSIP NO. 03820G 106                                          Page 3 of 5 Pages
         -----------

                      *SEE INSTRUCTION BEFORE FILLING OUT
ITEM 1.

        (a)    Name of Issuer           Applied Imaging Corp.

        (b)     Address of Issuer's Principal Executive Offices

                2380 Walsh Avenue, Bldg, B, Santa Clara, CA  95051

ITEM 2.

        (a)     Name of Person Filing           Thompson Clive Ventures L.P.

        (b)     Address of Principal Business Office or, if none, Residence

                28-34 Hill Street, St. Helier, Jersey, Channel Islands JE4 8NR

        (c)     Citizenship             Jersey resident

        (d)     Title of Class of Securities    Common Stock, $0.001 par value
                                                per share

        (e)     CUSIP Number            03820G 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:

        (a) [_] Broker or Dealer registered under Section 15 of the Act

        (b) [_] Bank as defined in section 3(a)(6) of the Act

        (c) [_] Insurance Company as defined in section 3(a)(19) of the Act

        (d) [_] Investment Company registered under section 8 of the Investment Company Act

        (e) [_] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

        (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see (S)240.13d-1(b)(1)(ii)(F)

        (g) [_] Parent Holding Company, in accordance with (S)240.13d-1(b)(ii)(G) (Note: See Item 7)

        (h) [_] Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)

CUSIP NO. 03820G 106                                          Page 4 of 5 Pages
         -----------


N/A -- The reporting person acquired all its shares prior to the registration of the Issuer's shares pursuant to Section 12 of the Securities Exchange Act of 1934, as amended; therefore, this filing is pursuant to Rule 13d-1(c).

ITEM 4. OWNERSHIP
        (a)     Amount Beneficially Owned

        (b)     Percent of Class

        (c)     Number of shares as to which such person has:

                (i) sole power to vote or to direct the vote
               (ii) shared power to vote or to direct the vote
              (iii) sole power to dispose or direct the disposition of
               (iv) shared power to dispose or direct the disposition of


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not Applicable

CUSIP NO. 03820G 106                                          Page 5 of 5 Pages
         -----------

ITEM 10.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                    February 17, 1998
                                    --------------------------------------
                                                    Date


                                    /s/ Garrett C. McGonigal
                                    --------------------------------------
                                                  Signature


                                    Garrett C. McGonigal, Attorney-in-Fact
                                    --------------------------------------
                                                  Name/Title